Exhibit 10.19

February 18, 2025

To: Jotin Marango

CC: Personnel File

RE: January 2025 Retention Cash Bonus

Dear Jotin,

I am delighted to share that in recognition of your ongoing dedication and support, we intend to award you a one-time discretionary bonus of $70,000 (the “Retention Bonus”), to be paid within three business days following the earliest to occur of (1) the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into on December 23, 2024, by and between Ikena Oncology, Inc., a Delaware corporation (“Ikena”), Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight (“Merger Sub II” and, collectively with Merger Sub I, “Merger Subs”), and Inmagene Biopharmaceuticals, an exempted company with limited liability, and (2) August 31, 2025 (each, a “Triggering Event”).1

To earn the Retention Bonus, you must be actively employed by Ikena on the date of the applicable Triggering Event; provided, however, that in the event of a termination of your employment by Ikena for any reason other than as a result of your violation of Ikena’s Code of Business Conduct and Ethics (“Cause”) prior to a Triggering Event, subject to your execution of a separation agreement within 60 days of such termination in a form satisfactory to Ikena and subject separation agreement becoming effective and irrevocable within 60 days of such termination, the amount shall be paid in full on the first practical payroll date following the effective date of your separation agreement. For avoidance of doubt, if prior to a Triggering Event you resign from your employment with Ikena or your employment is terminated for Cause, you shall automatically cease to be eligible to receive the Retention Bonus.

The Retention Bonus is subject to applicable taxes and withholdings. It is intended that the compensation and benefits provided under this letter agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this letter agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this letter agreement shall be treated as a separate payment for Section 409A purposes. Neither Ikena (or its affiliates) or any employee, officer or director of Ikena (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this letter agreement and the payment of the Retention Bonus.

info@ikenaoncology.com | 645 Summer St. Suite 101 Boston, MA 02210 | www.ikenaoncology.com

The opportunity to earn the Retention Bonus serves as a token of our appreciation for your exceptional work and the value you bring to our organization. We want to express our gratitude for your continued efforts as we look ahead to executing on our 2025 priorities.

Congratulations on this well-deserved recognition. We feel fortunate to have you as a part of our team, and we look forward to observing your continued success.

Sincerely,

/s/ Mark Manfredi

Mark Manfredi

President & Chief Executive Officer

Acknowledged and Accepted: /s/ Jotin Marango

Date: 2/22/2025